Onto Innovation Reports

2021 Fourth Quarter and Full Year Results

Record quarterly revenue of $226 million exceeds guidance, resulting in 45% year-over-year growth

Continued incremental revenue growth forecasted for the first quarter of 2022

Wilmington, Mass., February 8, 2022 – Onto Innovation Inc. (NYSE: ONTO) (“Onto Innovation,” “Onto,” or the “Company”) today announced financial results for the fourth quarter and full year results for 2021.

2021 Fourth Quarter and Full Year Financial Highlights

•	Record full year capital equipment revenue of $634 million grew 49% year-over-year.
•	Quarterly gross profit margin improved to 55% from 49% in the same period last year.
•	Fourth quarter operating margin improved to 22% GAAP and 31% non-GAAP, in line with the Company’s long-term operating model.
•	Quarterly diluted earnings per share of $0.94 increased 135% year-over-year and non-GAAP diluted earnings per share of $1.23 increased 71% year-over-year.
•	Full year GAAP net income increased 350% and non-GAAP net income doubled year-over-year.
•	Record cash flow from operations for 2021 totaled $175 million, or 22% of revenue.

2021 Fourth Quarter and Full Year Business Highlights

•	Full year revenue for Atlas® stand-alone metrology increased 56% over the prior year.
•	Integrated metrology revenue in 2021 grew 46% over the prior year primarily driven by NAND memory customers.
•	Full year revenue for Dragonfly® process control technology increased 67% in calendar year 2021.
•	Specialty devices and advanced packaging revenue increased more than 60% over the prior year.
•

Innovative JetStep® X500 systems delivered to first customer for qualification on new panel line with orders totaling $100 million and extending through 2023 for growing heterogeneous integration and chiplet advanced packaging lines.

Onto Innovation Inc.
Key Quarterly Financial Data

(In thousands, except per share amounts)

GAAP
	January 1, 2022	September 25, 2021	December 26, 2020
Revenue	$225,644	$200,589	$155,128
Gross profit margin	55%	55%	49%
Operating income	$49,855	$43,126	$14,711
Net income	$46,737	$36,448	$19,914
Net income per diluted share	$0.94	$0.73	$0.40

NON-GAAP
	January 1, 2022	September 25, 2021	December 26, 2020
Revenue	$225,644	$200,589	$155,128
Gross profit margin	55%	55%	54%
Operating income	$69,036	$58,910	$37,633
Net income	$61,218	$48,733	$35,555
Net income per diluted share	$1.23	$0.98	$0.72

Michael Plisinski, chief executive officer for Onto Innovation, commented, “It is exciting to finish a record year of revenue growth with a record quarter in our core markets: advanced nodes, specialty devices and advanced packaging. While we have been highlighting the growing importance of semiconductor technology across a broadening range of industries, from mobile devices to cloud computing and high-performance compute, we are also seeing increasing global emphasis on more advanced power devices for electric vehicles and smart power grids to help combat climate change.”

“Over the last two years Onto Innovation has deepened our customer collaborations across the semiconductor value chain—from silicon and compound semi wafer manufacturing to chip fabrication and advanced packaging. We are proud of the work we have done and the important role we play in helping our customers deliver the technology that is enabling a smarter, more connected, and greener world.”

Fourth Quarter 2021 and Full Year GAAP Financial Results

•

Fourth quarter revenue totaled $225.6 million, an increase of 12% compared to $200.6 million for the third quarter of 2021. For the full year, revenue totaled $788.9 million compared to $556.5 million, up 42% from the prior year.

•

Gross profit margin was 55% of revenue in both the fourth quarter and third quarter of 2021. The expected incremental profit margin from increased sales in the fourth quarter was offset by supply chain cost increases. For the full year 2021, gross profit margin was 54% compared to 50% in the prior year.

•

Operating expenses for the fourth quarter of 2021 totaled $73.9 million, an increase of 12% compared to $66.2 million in the third quarter of 2021. For the full year, operating expenses were $272.7 million compared to $251.8 million in the prior year. The year-over-year and quarter-over-quarter increases in operating expenses were mainly due to increases in headcount and variable compensation expense.

•	For the full year 2021, the effective tax rate was 8.6% compared to a tax benefit of 15.4% in 2020.
•

GAAP net income for the fourth quarter of 2021 was $46.7 million, or $0.94 per diluted share, compared to $36.4 million, or $0.73 per diluted share, for the 2021 third quarter. For the full year, net income was $142.3 million, or $2.86 per diluted share, compared to net income of $31.0 million, or $0.63 per diluted share, in the prior year.

Fourth Quarter 2021 and Full Year Non-GAAP Financial Results

•

Fourth quarter 2021 non-GAAP net income was $61.2 million, or $1.23 per diluted share, and was above the high end of previous guidance, compared to non-GAAP net income of $48.7 million, or $0.98 per diluted share, in the third quarter 2021. For the full year, non-GAAP net income was $192.2 million, or $3.86 per diluted share, compared to $95.7 million, or $1.93 per diluted share, in the prior period.

•	Non-GAAP results exclude merger-related and litigation expenses, restructuring costs and the amortization of intangible assets as detailed in the accompanying tables.

Balance Sheet

•

As of January 1, 2022, cash and marketable securities increased $49.8 million from the third quarter and ended the year at $511.3 million. For the year, cash generated from operations totaled $175.3 million.

•	Working capital increased $56.7 million from the 2021 third quarter and ended the year at $793.6 million.
•	Accounts receivable totaled $177.2 million as of the end of the year and inventory ended the year at $243.1 million.

Outlook

Management provided an outlook for the first quarter, the fiscal period ending April 2, 2022. Based on current estimates, management expects:

•	$226 million to $240 million in revenue
•	$0.86 to $0.93 in diluted GAAP EPS
•	$1.13 to $1.20 in diluted non-GAAP EPS

The guidance assumes that well-publicized supply chain issues will not materially impact our suppliers’ remaining scheduled deliveries in the first quarter.

Webcast & Conference Call Details

Onto Innovation will host a conference call at 4:30 p.m. Eastern Time today, February 8, 2022, to discuss its fourth quarter and full year 2021 financial results in greater detail. To participate in the call, please dial (888) 220-8451 or International: +1 (646) 828-8193 and reference conference ID 8215502 at least five (5) minutes prior to the scheduled start time. A live webcast will also be available at www.ontoinnovation.com.

To listen to the live webcast, please go to the website at least fifteen (15) minutes early to register, download and install any necessary audio software. There will be a replay of the conference call available from 7:30 p.m. ET on February 8 until 7:30 p.m. ET on February 15, 2022. To access the replay, please dial (888) 203-1112 and reference conference ID 8215502 at any time during that period. A replay will also be available at www.ontoinnovation.com.

Discussion of Non-GAAP Financial Measures

The Company has provided in this release non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, and restructuring costs. Non-GAAP net income and non-GAAP EPS can also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize several different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to the purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Merger or acquisition related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our mergers and acquisitions, such as transaction and integration costs, change in control payments, adjustments to the fair value of assets, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring charges: we incur restructuring and impairment charges on individual or groups of employed assets, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the items identified to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Onto Innovation’s business momentum and future growth; the benefit to customers of Onto Innovation’s products and customer service; Onto Innovation’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Onto Innovation’s expectations regarding the semiconductor market outlook; Onto Innovation’s first quarter 2022 financial outlook; as well as other matters that are not purely historical data. Onto Innovation wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Onto Innovation’s control. Such factors include, but are not limited to, the length, severity and potential business impact of the COVID-19 pandemic, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; fluctuations in customer capital spending and any potential impact as a result of the novel coronavirus situation; the Company’s ability to effectively manage its supply chain and adequately source components from suppliers to meet customer demand; its ability to adequately protect its intellectual property rights and maintain data security; its ability to effectively maneuver global trade issues and changes in trade and export license policies; the Company’s ability to maintain relationships with its customers and manage appropriate levels of inventory to meet customer demands; and the Company’s ability to successfully integrate acquired businesses and technologies. Additional information and considerations regarding the risks faced by Onto Innovation are available in Onto Innovation’s Form 10-K report for the year ended December 26, 2020 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Onto Innovation’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Onto Innovation does not assume any obligation to update the forward-looking information contained in this press release.

About Onto Innovation

Onto Innovation is a leader in process control, combining global scale with an expanded portfolio of leading-edge technologies that include: Un-patterned wafer quality; 3D metrology spanning chip features from nanometer scale transistors to large die interconnects; macro defect inspection of wafers and packages; elemental layer composition; overlay metrology; factory analytics; and lithography for advanced semiconductor packaging. Our breadth of offerings across the entire semiconductor value chain helps our customers solve their most difficult yield, device performance, quality, and reliability issues. Onto Innovation strives to optimize customers’ critical path of progress by making them smarter, faster and more efficient. Headquartered in Wilmington, Massachusetts, Onto Innovation supports customers with a worldwide sales and service organization. Additional information can be found at www.ontoinnovation.com.

Source: Onto Innovation Inc.

ONTO-I

For more information, please contact:

Michael Sheaffer

+1.978.253.6273

Mike.Sheaffer@OntoInnovation.com

(Financial tables follow)

ONTO INNOVATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) - (Unaudited)

	January 1, 2022	December 26, 2020

ASSETS
Current assets
Cash, cash equivalents and marketable securities	$511,343	$373,722
Accounts receivable, net	177,205	149,251
Inventories	243,108	191,217
Prepaid and other assets	16,433	17,471
Total current assets	948,089	731,661
Net property, plant and equipment	82,094	87,950
Intangibles, net	593,092	624,989
Other assets	26,538	23,572
Total assets	$1,649,813	$1,468,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$96,387	$77,258
Other current liabilities	58,139	42,833
Total current liabilities	154,526	120,091
Other non-current liabilities	69,232	83,335
Total liabilities	223,758	203,426
Stockholders’ equity	1,426,055	1,264,746
Total liabilities and stockholders’ equity	$1,649,813	$1,468,172

ONTO INNOVATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) - (Unaudited)

	Three Months Ended			Twelve Months Ended
	January 1,	September 25,	December 26,	January 1,	December 26,
	2022	2021	2020	2022	2020
Revenue	$225,644	$200,589	$155,128	$788,899	$556,496
Cost of revenue	101,841	91,231	79,779	359,813	278,043
Gross profit	123,803	109,358	75,349	429,086	278,453
Operating expenses:
Research and development	24,836	23,811	21,812	96,118	84,584
Sales and marketing	15,822	12,880	11,272	57,235	48,136
General and administrative	19,598	16,548	14,889	67,960	65,310
Amortization	13,692	12,993	12,665	51,366	53,746
Total operating expenses	73,948	66,232	60,638	272,679	251,776
Operating income	49,855	43,126	14,711	156,407	26,677
Interest income, net	264	234	459	1,163	2,899
Other expense, net	(64)	(291)	(643)	(1,888)	(2,708)
Income before income taxes	50,055	43,069	14,527	155,682	26,868
Provision (benefit) for income taxes	3,318	6,621	(5,387)	13,333	(4,157)
Net income	$46,737	$36,448	$19,914	$142,349	$31,025
Earnings per share:
Basic	$0.95	$0.74	$0.41	$2.89	$0.63
Diluted	$0.94	$0.73	$0.40	$2.86	$0.63
Weighted average shares outstanding:
Basic	49,386	49,361	48,931	49,242	49,136
Diluted	49,847	49,762	49,326	49,728	49,475

ONTO INNOVATION INC.

NON-GAAP FINANCIAL SUMMARY

(In thousands, except percentage and per share amounts) - (Unaudited)

	Three Months Ended			Twelve Months Ended
	January 1, 2022	September 25, 2021	December 26, 2020	January 1, 2022	December 26, 2020
Revenue	$225,644	$200,589	$155,128	$788,899	$556,496
Gross profit	$123,963	$110,505	$83,958	$430,954	$297,281
Gross margin as percentage of revenue	55%	55%	54%	55%	53%
Operating expenses	$54,927	$51,595	$46,325	$211,482	$188,724
Operating income	$69,036	$58,910	$37,633	$219,472	$108,557
Operating margin as a percentage of revenue	31%	29%	24%	28%	20%
Net income	$61,218	$48,733	$35,555	$192,169	$95,710
Net income per diluted share	$1.23	$0.98	$0.72	$3.86	$1.93

RECONCILIATION OF GAAP GROSS PROFIT,

OPERATING EXPENSES AND OPERATING INCOME TO NON-GAAP

GROSS PROFIT, OPERATING EXPENSES AND OPERATING INCOME

(In thousands, except percentages) - (Unaudited)

	Three Months Ended			Twelve Months Ended
	January 1, 2022	September 25, 2021	December 26, 2020	January 1, 2022	December 26, 2020
U.S. GAAP gross profit	$123,803	$109,358	$75,349	$429,086	$278,453
Pre-tax non-GAAP items:
Merger and acquisition related expenses	160	13	505	428	10,724
Restructuring expenses	—	1,134	8,104	1,440	8,104
Non-GAAP gross profit	123,963	110,505	83,958	430,954	297,281
U.S. GAAP gross margin as a percentage of revenue	55%	55%	49%	54%	50%
Non-GAAP gross margin as a percentage of revenue	55%	55%	54%	55%	53%
U.S. GAAP operating expenses	$73,948	$66,232	$60,638	$272,679	$251,776
Pre-tax non-GAAP items:
Merger and acquisition related expenses	4,624	1,289	1,647	8,268	5,906
Restructuring expenses	—	—	—	—	3,399
Litigation expenses	705	355	—	1,563	—
Amortization of intangibles	13,692	12,993	12,666	51,366	53,747
Non-GAAP operating expenses	54,927	51,595	46,325	211,482	188,724
Non-GAAP operating income	$69,036	$58,910	$37,633	$219,472	$108,557
GAAP operating margin as a percentage of revenue	22%	21%	9%	20%	5%
Non-GAAP operating margin as a percentage of revenue	31%	29%	24%	28%	20%

ONTO INNOVATION INC.

RECONCILIATION OF GAAP NET INCOME TO

NON-GAAP NET INCOME

(In thousands, except share and per share data) - (Unaudited)

	Three Months Ended			Twelve Months Ended
	January 1, 2022	September 25, 2021	December 26, 2020	January 1, 2022	December 26, 2020
U.S. GAAP net income	$46,737	$36,448	$19,914	$142,349	$31,025
Pre-tax non-GAAP items:
Merger and acquisition related expenses	4,784	1,302	2,152	8,696	16,630
Restructuring expenses	—	1,134	8,104	1,440	11,503
Litigation expenses	705	355	—	1,563	—
Amortization of intangibles	13,692	12,993	12,666	51,366	53,747
Net tax provision adjustments	(4,700)	(3,499)	(7,281)	(13,245)	(17,195)
Non-GAAP net income	$61,218	$48,733	$35,555	$192,169	$95,710
Non-GAAP net income per diluted share	$1.23	$0.98	$0.72	$3.86	$1.93

ONTO INNOVATION INC

SUPPLEMENTAL INFORMATION - RECONCILIATION OF FIRST QUARTER 2022

GAAP TO NON-GAAP GUIDANCE

	Low	High
Estimated GAAP net income per diluted share	$0.86	$0.93
Estimated non-GAAP items:
Amortization of intangibles	0.28	0.28
Merger and acquisition related expenses	0.03	0.03
Litigation expenses	0.02	0.02
Net tax provision adjustments	(0.06)	(0.06)
Estimated non-GAAP net income per diluted share	$1.13	$1.20

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